EXHIBIT 99.1

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.

Index

September 30, 2002

			Page No.

PART I.	FINANCIAL INFORMATION

	Item 1.	Consolidated Financial Statements:

		Unaudited Consolidated Balance Sheets as of September 30, 2002 and December 31, 2001	1

		Unaudited Consolidated Statements of Income for the three months ended September 30, 2002 and 2001, and for the periods from January 1, 2002 through February 22, 2002, and February 23, 2002 through September 30, 2002, and the nine months ended September 30, 2001	2 - 3

		Unaudited Consolidated Statement of Stockholders’ Equity for the nine months ended September 30, 2002	4

		Unaudited Consolidated Statements of Cash Flows for the periods from January 1, 2002 through February 22, 2002, and February 23, 2002 through September 30, 2002, and the nine months ended September 30, 2001	5

		Notes to Unaudited Consolidated Financial Statements for the nine months ended September 30, 2002 and 2001	6-10

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2002 AND DECEMBER 31, 2001
(Dollars In Thousands)

	September 30, 2002	December 31, 2001

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$11,001	$15,677
Prepaid expenses and other assets	2,227	2,727

Total current assets	13,228	18,404

LAND	18,950	18,974
GAMING FACILITIES:
Building and improvements	60,684	63,573
Equipment	18,589	24,766
Accumulated depreciation	(11,922)	(19,032)

Total gaming facilities	67,351	69,307

OTHER ASSETS:
Goodwill	24,750	19,016
Other assets	9,235	3,993

TOTAL	$133,514	$129,694

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$9,867	$10,328
Due to parent	588
Current portion of long-term debt	400	387

Total current liabilities	10,855	10,715

LONG-TERM DEBT AND OTHER LIABILITIES
Long Term Debt	95,783	58,800
BID Bonds payable	4,708	4,912

Total long-term debt	100,491	63,712

Interest rate swap liability		1,911
Deferred tax liability		702

Total liabilities	111,346	77,040

COMMITMENTS AND CONTINGENCIES

MINORITY INTEREST	8,829	7,413

STOCKHOLDERS’ EQUITY:
Preferred stock; $001 par value; 10,000,000 shares authorized; none issued and outstanding
Common stock; $.001 par value; 40,000,000 shares authorized;4,155,150 and 4,154,400 shares issued and outstanding, respectively	4	4
Additional paid-in capital	4,170	18,753
Accumulated other comprehensive loss		(1,173)
Retained earnings	9,165	27,657

Total stockholders’ equity	13,339	45,241

TOTAL	$133,514	$129,694

See notes to unaudited consolidated financial statements

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
THREE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001
(Dollars In Thousands)

	Three Months Ended September 30,

	2002	2001

REVENUES:
Casino	$25,538	$26,686
Food and beverage	2,810	3,234
Hotel	442	405
Other	165	179

Total revenues	28,955	30,504

Promotional allowances	(4,236)	(4,503)

Net revenues	24,719	26,001

COSTS AND EXPENSES:
Casino	7,981	8,435
Food and beverage	2,488	2,838
Hotel	284	252
Marketing, general and administrative	6,989	8,033
Privatization and other non-recurring costs		151
Depreciation and amortization	1,578	1,964

Total costs and expenses	19,320	21,673

OPERATING INCOME	5,399	4,328

Interest income	8	31
Interest expense	(3,385)	(1,266)

INCOME BEFORE MINORITY INTEREST AND INCOME TAXES	2,022	3,093

MINORITY INTEREST	734	573

INCOME BEFORE INCOME TAXES	1,288	2,520

INCOME TAXES		974

NET INCOME	$1,288	$1,546

See notes to unaudited consolidated financial statements

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
FOR THE PERIODS FROM JANUARY 1, 2002 THROUGH FEBRUARY 22, 2002, AND FEBRUARY 23, 2002
THROUGH SEPTEMBER 30, 2002, AND THE NINE MONTHS ENDED SEPTEMBER 30, 2001
(Dollars In Thousands)

	Period From January 1, 2002 Through February 22, 2002	Period From February 23, 2002 Through September 30, 2002	Nine Months Ended September 30, 2001

REVENUES:
Casino	$14,523	$60,295	$75,136
Food and beverage	1,624	6,519	8,970
Hotel	189	944	1,076
Other	96	412	1,115

Total revenues	16,432	68,170	86,297

Promotional allowances	(2,462)	(9,743)	(12,704)

Net revenues	13,970	58,427	73,593

COSTS AND EXPENSES:
Casino	4,333	18,889	24,004
Food and beverage	1,512	5,909	7,967
Hotel	130	636	709
Marketing, general and administrative	4,778	16,941	23,147
Privatization and other non-recurring costs	3,882	—	1,266
Depreciation and amortization	2,510	3,730	5,725

Total costs and expenses	17,145	46,105	62,818

OPERATING (LOSS) INCOME	(3,175)	12,322	10,775

Interest income	13	22	145
Other income	119	—	—
Interest expense	(2,881)	(8,551)	(4,088)

(LOSS) INCOME BEFORE MINORITY INTEREST AND INCOME TAXES	(5,924)	3,793	6,832

MINORITY INTEREST	(127)	1,607	1,458

(LOSS) INCOME BEFORE INCOME TAXES	(5,797)	2,186	5,374

INCOME TAXES	—	—	2,365

NET (LOSS) INCOME	$(5,797)	$2,186	$3,009

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002
(IN THOUSANDS)

	Common Stock

	Shares	Amount	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total

BALANCES,
JANUARY 1, 2002	4,154	$4	$18,753	$27,657	$(1,173)	$45,241
Stock options exercised			6			6
Push down of JEI basis:
Elimination of retained earnings applicable to shares acquired on February 22, 2002			14,882	(14,882)
Effect of recording goodwill and debt resulting from the February 22, 2002 acquisition			(29,471)			(29,471)
Comprehensive loss:
Realized loss on interest rate swap					1,173	1,173
Net loss				(3,611)		(3,611)

Total comprehensive loss						(2,438)

BALANCES,
SEPTEMBER 30, 2002	4,154	$4	$4,170	$9,164	$—	$13,338

See notes to unaudited consolidated financial statements

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE PERIODS FROM JANUARY 1, 2002 THROUGH FEBRUARY 22, 2002, AND FEBRUARY 23, 2002
THROUGH SEPTEMBER 30, 2002, AND THE NINE MONTHS ENDED SEPTEMBER 30, 2001
(Dollars In Thousands)

	Period From January 1, 2002 Through February 22, 2002	Period From February 23, 2002 Through September 30, 2002	Nine Months Ended September 30, 2001

OPERATING ACTIVITIES:
Net (loss) income	$(5,797)	2,186	$3,009
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	2,510	3,730	5,725
Change in fair value of interest rate swap, net	—	—	136
(Gain) Loss on sale of land	(119)	21	113
Minority interest	(127)	1,607	1,458
Deferred Taxes	(75)	—	—
Due to parent	—	(6,671)	—
Changes in operating assets and liabilities, net of the effects of acquisition:
Prepaid expenses and other assets	1,805	(1,248)	(652)
Accounts payable and accrued expenses	(1,339)	876	176

Net cash (used in) provided by operating activities	(3,142)	501	9,965

INVESTING ACTIVITIES:
Proceeds from sale of equipment	—	226	73
Equipment purchases and additions to gaming facilities	(340)	(1,815)	(3,075)
Proceeds from sale of land	142	—	—
Acquisition costs related to Gold Dust West	—	—	(2)
Acquisition of the Gold Dust West, net of cash acquired	—	—	(26,000)

Net cash used in investing activities	(198)	(1,589)	(29,004)

FINANCING ACTIVITIES:
Proceeds from reducing and revolving credit facility	—	—	36,500
Payments on bonds	—	(190)	(178)
Payments on long term debt and note payable	—	—	(8,021)
Payments to amend reducing and revolving credit facility	—	—	(571)
Distributions to minority interest owner	—	(64)	(2,956)
Exercise of stock options	6	—	60

Net cash provided by financing activities	6	(254)	24,834

NET INCREASE / (DECREASE) IN CASH AND CASH EQUIVALENTS	$(3,334)	$(1,342)	$5,795

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	15,677	12,343	8,518

CASH AND CASH EQUIVALENTS, END OF PERIOD	$12,343	$11,001	$14,313

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$524	$6,312	$2,685
Cash paid for taxes	$470	$—	$1,168
Non-cash financing	$95,783	$—	$—

See notes to unaudited consolidated financial statements

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001
(DOLLARS IN THOUSANDS)

1.      BUSINESS AND ORGANIZATION

Black Hawk Gaming & Development Company, Inc. (“Black Hawk”) was incorporated on January 10, 1991. Black Hawk is a holding company that owns, develops and operates gaming properties. Currently Black Hawk operates the Gilpin Hotel Casino (“GHC”) and The Lodge Casino at Black Hawk (“the Lodge”), both located in Black Hawk, Colorado, and The Gold Dust West Casino (“GDW”) located in Reno, Nevada.

GHC is a 37,000 square foot facility located in the Black Hawk gaming district and was Black Hawk’s first casino project. Originally built in the 1860’s, the Gilpin Hotel was one of the oldest in Colorado; however, due to space limitations, the casino offers no hotel or lodging facilities. The Gilpin Hotel Casino commenced operations in October 1992, and was expanded through the acquisition of an adjacent casino in late 1994. It now offers customers approximately 460 slot machines, 4 table games, two restaurants, four bars and parking for approximately 200 cars.

The Lodge is a hotel/casino/parking complex and is one of Colorado’s largest casinos. The 250,000 square foot facility, which opened on September 24, 1998, presently offers customers 877 slot machines, 27 table games, 50 hotel rooms, three restaurants, four bars and parking for approximately 600 cars.

On January 4, 2001, Black Hawk purchased the assets and operating business of GDW for $26,000. The 24,000 square-foot gaming and dining facility is located on 4.6 acres, a few blocks west of Reno’s downtown gaming district. The GDW has been catering to the “locals” market for the past 23 years and currently offers customers 500 slot machines, 106 motel rooms, one restaurant, four bars and parking for 277 cars.

2.      SIGNIFICANT ACCOUNTING POLICIES

Unaudited Consolidated Financial Statements – In the opinion of management, the accompanying unaudited consolidated financial statements reflect all adjustments, consisting of normal recurring accruals, which are necessary for the fair presentation of the financial position of Black Hawk at September 30, 2002 and December 31, 2001, and the results of its operations and cash flows for the periods from January 1, 2002 through February 22, 2002 and February 23, 2002 through September 30, 2002, and the nine months ended September 30, 2001. The accompanying unaudited consolidated financial statements include the accounts of Black Hawk, its wholly owned subsidiaries Gilpin Ventures, Inc. (“GVI”) and GDW, and its 75% owned subsidiary, Black Hawk/Jacobs Entertainment, LLC. All significant inter-company transactions and balances have been eliminated in consolidation.

The accompanying unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto of Black Hawk for the year ended December 31, 2001 contained in the JEI Form S-4 filed with the U.S. Securities Exchange Commission. The results of interim periods are not necessarily indicative of results to be expected for the year.

Recent Accounting Pronouncements

In July 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 142 (“SFAS 142”), “Goodwill and Other Intangible Assets,” which is effective January 1, 2002. SFAS 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the identification of reporting units for purposes of assessing potential future impairments of goodwill. SFAS 142 also requires us to complete a transitional goodwill impairment test within nine months from the date of adoption and further requires us to evaluate the carrying value of goodwill for impairment annually thereafter.

In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes FASB Statement No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” This statement also amends Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. This statement requires that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. This statement also broadens the presentation of discontinued operations to include more disposal transactions. We adopted the provisions of this statement at the beginning of 2002 without an impact on our financial position or results of operations.

In April 2002, the FASB issued SFAS No. 145 “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” FASB No. 4 required all gains or losses from extinguishments of debt to be classified as extraordinary items net of income taxes. SFAS No. 145 requires that gains and losses from extinguishments of debt be evaluated under the provisions of Accounting Principles Board Opinion No. 30, and be classified as ordinary items unless they are unusual or infrequent or meet the specific criteria for treatment as an extraordinary item. This statement is effective January 1, 2003. We do not anticipate that the adoption of this statement will have a material effect on our financial position or results of operations.

In July 2002, FASB issued SFAS No. 146, “Accounting for Costs Associated With Exit or Disposal Activities.” This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” This Statement requires recognition of a liability for a cost associated with an exit or disposal activity when the liability is incurred, as opposed to when the entity commits to an exit plan under EITF No. 94-3. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. We do not anticipate that the adoption of this statement will have a material effect on our financial position or results of operations.

3.      GOODWILL AND OTHER INTANGIBLE ASSETS

SFAS No. 142 applies to intangibles and goodwill acquired after September 30, 2001, as well as goodwill and intangibles previously acquired. Under SFAS No. 142, goodwill as well as other intangibles determined to have an indefinite life will no longer be amortized; however, these assets will be reviewed for impairment on a periodic basis. Black Hawk adopted SFAS No. 142 on January 1, 2002, has completed its transitional impairment test, and has determined that no impairment of its goodwill balances exits. In addition, Black Hawk has reassessed the useful lives of its identifiable intangible assets without any change to the previously established amortization periods of such assets.

The amortization expense and net income of Black Hawk for the three and nine months ended September 30, 2001, is as follows:

(In Thousands)	Nine Months Ended September 30, 2001	Three Months Ended September 30, 2001

Reported net income	$3,009	$1,546
Add back: Goodwill amortization	1,127	382

Adjusted net income	$4,136	$1,928

4.      ACCOUNTING CHANGE

Effective January 1, 2001 Black Hawk adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”(“SFAS 133”). SFAS 133, as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. All derivatives, whether designated as hedging relationships or not, are required to be recorded on the balance sheet at fair value. If the derivative has been designated as a fair-value hedge, the changes in the fair value of the derivative and the hedged item are recognized in earnings. If the derivative has been designated as a cash-flow hedge, changes in the fair value of the derivative are recorded in other comprehensive income net of taxes, and recognized in the income statement when the hedged item affects earnings. SFAS 133 defines new requirements for designation and documentation of hedging relationships as well as ongoing effectiveness assessments in order to use hedge accounting. For a derivative that does not qualify as a hedge, changes in fair value are recognized in current earnings.

Black Hawk uses derivative instruments to manage exposures to interest rate risk. Black Hawk’s primary objective for holding derivatives is to minimize the risks associated with the impact of interest rate exposure. Specifically, Black Hawk uses interest rate swaps, as cash flow hedging instruments, to manage its exposure to interest rate risk on its variable-rate debt. Black Hawk does not enter into derivative transactions for trading purposes, or for fixed rate debt.

Derivative financial instruments taken alone may expose Black Hawk to varying degrees of market and credit risk in excess of amounts recognized in the financial statements. However, when used for hedging purposes, these instruments typically reduce overall interest rate risk. Black Hawk controls the credit risk of its financial contracts through credit approvals, limits, and monitoring procedures. As Black Hawk enters into derivative transactions only with high quality institutions, no losses associated with non-performance on its derivative financial instruments have occurred or are expected to occur.

The adoption of SFAS 133 resulted in Black Hawk recording a $368 gain (net of $200 in taxes) in accumulated other comprehensive income (loss) (“OCI”) as a transition adjustment for its derivative instrument which had been designated as a hedging relationship that addressed the variable cash flow exposure of a forecasted transaction prior to adopting SFAS 133.

On February 16, 2001, Black Hawk terminated an interest rate swap agreement designated as a hedging instrument and simultaneously entered into a new interest rate swap agreement designated as a cash-flow hedge. As a result of this transaction, effective February 16, 2001 (date of swap termination), Black Hawk recorded a $318 charge to interest expense due to the devaluation of the original interest rate swap over the period January 1, 2001 through February 16, 2001. In addition, Black Hawk reclassified $118 (net of $64 in taxes) of gain from OCI to interest expense for the amortization of the cumulative transition adjustment gain recorded January 1, 2001 (see above). Derivative losses included in OCI for the nine months ended September 30, 2001 amounted to $1,552 net of $873 in taxes. In conjunction with Black Hawk’s acquisition discussed below, Black Hawk terminated its interest rate swap with a charge to operations of $2,655, which has been included in interest expense in the accompanying unaudited consolidated statement of income for the period January 1, 2002 through February 22, 2002.

5.      BUYOUT OF BLACK HAWK

On February 22, 2002, JEI, an entity formed by Black Hawk’s principal stockholder, Chairman of the Board and Chief Executive Officer, Jeffrey P. Jacobs, completed the acquisition of a 100% interest in Black Hawk, in which prior to the acquisition Jeffrey P. Jacobs owned a minority interest. The accounting treatment for the acquisition is described below.

Diversified Opportunities Group Ltd. (“Diversified”) – Jeffrey P. Jacobs and the Richard E. Jacobs Revocable Trust contributed substantially all of their respective interests in Diversified in exchange for 100% of the common stock of JEI. On the acquisition date, prior to the acquisition of the remaining shares of Black Hawk, Diversified owned approximately 32% of Black Hawk, and a 25% interest in the Lodge, of which Black Hawk owned the remaining 75%.

In addition, on February 22, 2002, JEI acquired the remaining 68% of Black Hawk’s outstanding common stock for approximately $36,980 and assumed and refinanced approximately $59,950 of Black Hawk’s outstanding debt. This transaction was recorded using the purchase method of accounting for business combinations, and the principles of push-down accounting were applied to Black Hawk. The stock and assets of Black Hawk are pledged as collateral for the debt incurred by JEI.

6.      PRIVATIZATION AND OTHER NON-RECURRING COSTS

During the three and nine months ended September 30, 2002, in conjunction with the acquisition described in Note 4, Black Hawk incurred privatization costs of $0 and $717, respectively, consisting primarily of attorney, accounting, and investment banking fees to close the Black Hawk acquisition. In addition, Black Hawk incurred $3,165 in costs related to the purchase of stock options upon consummation of the Black Hawk acquisition.

7.      SEGMENTS

As defined by SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information”, the following segment information is presented after the elimination of inter-segment transactions. Black Hawk has two reportable segments (Colorado and Nevada) representing the states in which we operate. The Colorado operations consist of the Lodge and the GHC, and the Nevada operations consist of the GDW. Each segment is managed separately because of the unique characteristics of geographic location, revenue stream, and customer base. The accounting policies of the segments are the same as those described in Note 2.

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.

UNAUDITED SEGMENT INFORMATION
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001
(DOLLARS IN THOUSANDS)

	(In Thousands) Three Months Ended September 30,		(In Thousands) Nine Months Ended September 30,

	2002	2001	2002	2001

NET REVENUE
Black Hawk, Colorado	$19,923	$21,150	$58,205	$59,817
Reno, Nevada	4,796	4,851	14,192	13,775

Total net revenue	24,719	26,001	72,397	73,592

ADJUSTED EBITDA
Black Hawk, Colorado	6,141	5,744	17,246	15,760
Reno, Nevada	1,381	1,198	3,923	3,670
Net corporate overhead	(545)	(499)	(1,900)	(1,665)

ADJUSTED EBITDA	6,977	6,443	19,269	17,765

ADJUSTED EBITDA
Black Hawk, Colorado	31%	27%	30%	26%
Reno, Nevada	29%	25%	28%	27%

ADJUSTED EBITDA	28%	25%	27%	24%

Operating Income
Black Hawk, Colorado	4,890	4,304	12,305	11,471
Reno, Nevada	1,066	678	2,650	2,244
Net corporate overhead, privatization and other non-recurring costs	(557)	(654)	(5,806)	(2,940)

Operating Income	$5,399	$4,328	$9,149	$10,775

	September 30, 2002	December 31, 2001

Assets:
Black Hawk, Colorado	$96,077	$93,668
Reno, Nevada	33,022	30,090
Corporate	4,416	5,936

Total Assets	$133,515	$129,694